Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Kairos Pharma, Ltd. on Form S-1 Amendment No. 6 (File No. 333-274805) of our report dated April 30, 2024, which includes an explanatory paragraph as the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Kairos Pharma, Ltd as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum LLP

Los Angeles, CA

May 24, 2024

Marcum LLP / 777 S. Figueroa Street / Suite 2900 / Los Angeles, CA 90017 / Phone 310.432.7400 / marcumllp.com